Exhibit 3.1

Industry Canada	Industrie Canada

Certificate	Certificat
of Continuance	de prorogation

Canada Business	Loi canadienne sur
Corporations Act	les sociétés par actions

DHX Media Ltd.	655881-0

Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the above-named corporation was continued under section 187 of the Canada Business Corporations Act, as set out in the attached articles of continuance.	Je certifie que la société susmentionnée a été prorogée en vertu de l’article 187 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses de prorogation ci-jointes.

/s/ Richard G. Shaw	April 25, 2006 / le 25 avril 2006
Richard G. Shaw	Date of Continuance - Date de la prorogation
Director - Directeur

Industry Canada	Industrie Canada	ELECTRONIC TRANSACTION RAPPORT DE LA TRANSACTION
		REPORT	ÉLECTRONIQUE

Canada Business	Loi canadienne sur les	ARTICLES OF	CLAUSES DE
Corporations Act	sociétés par actions	CONTINUANCE	PROROGATION
		(SECTION 187)	(ARTICLE 187)

Processing Type - Mode de traitement:	E-Commerce/Commerce-É

Request Number:	2142422	Business No.:	Taxation year-end (MM-DD):	06-30
Numéro de Demande:		N° d’entreprise:	Fin de l’année d’imposition (MM-JJ):

1.	Name of the Corporation
Dénomination sociale de la société
DHX Media Ltd.

2.	The province or territory in Canada where the registered office is to be situated La province ou le territoire Canada où se situera le siége social
NS

3.	The classes and any maximum number of shares that the corporation is authorized to issue Catégories et tout nombre maximal d’actions que la société est autorisée à émettre
The annexed Schedule A is incorporated in this form. L’annexe A ci-jointe fait partie intégrante de la présente formule.

4.	Restrictions, if any, on share transfers - Restrictions sur le transfert des actions, s’il y a lieu
The annexed Schedule B is incorporated in this form. L’annexe B ci-jointe fait partie intégrante de la présente formule.

5.	Number (or minimum and maximum number) of directors Nombre ( ou nombre minimal et maximal) d’administrateurs
Minimum: 1 Maximum: 10

6.	Restrictions, if any, on business the corporation may carry on
Limites imposées à l’activité commerciale de la société, s’il y a lieu
The annexed Schedule C is incorporated in this form.
L’annexe C ci-jointe fait partie intégrante de la présente formule.

7.	(1)	If the corporation is changing its name on this continuance, what was the corporation’s previous name?
		Si la société change sa dénomination sociale avec cette prorogation, quelle était sa dénomination social antérieure?

	(2)	Details of incorporation - Détails de la constitution
		The annexed Schedule D is incorporated in this form.
		L’annexe D ci-jointe fait partie intégrante de la présente formule.

8.	Other provisions, if any - Autres dispositions, s’il y a lieu
The annexed Schedule E is incorporated in this form.
L’annexe E ci-jointe fait partie intégrante de la présente formule.

Date	Name - Nom	Signature	Capacity of - en qualité de
2006–04–25	DAVID REGAN		AUTHORIZED OFFICER

SCHEDULE / ANNEXE A

90,000,000 common shares without nominal or par value; and

10,000,000 Class A Preferred Shares without nominal or par value,

having the conditions set out in Schedule A hereto.

SCHEDULE “A”

COMMON SHARES

DHX MEDIA LTD.

1. Each holder of Common Shares is entitled to receive notice of and to attend all meetings of shareholders of the Company and to vote at such meetings, except meetings at which only holders of a specified class of shares (other than Common Shares) or specified series of shares are entitled to vote.

2. At all meetings of which notice must be given to the holders of the Common Shares, each holder of Common Shares is entitled to one vote in respect of each Common Share held by such holder.

3. The Common Shareholders are not entitled to vote separately as a class upon any proposal to amend the Articles of the Company to:

(i) increase or decrease any maximum number of authorized Common Shares, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the Common Shares; or

(ii) create a new class of shares equal or superior to the Common Shares.

4. The Common Shareholders are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class or series of shares of the Company, to receive dividends if, as and when declared by the Board of Directors of the Company.

5. The Common Shareholders are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class or series of shares of the Company, to receive the remaining property of the Company on a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

6. If the Board of Directors of the Company and holders of more than 50% of the outstanding shares of the Company approve a transaction (a “Transaction”) that would result in a Change of Control (as hereinafter defined), the Company shall have the right to require the holders of Common Shares, on the date 20 days following the date of sending a notice in writing ( a “Compulsory Sale Notice”) to transfer all or the requisite portion of the Common Shares in the capital of the Company held by them pursuant to the Transaction or to vote all of the Common Shares held by them in favour of the Transaction, and to execute or cause to be executed all such proxies, agreements and documents as may be necessary under the Canada Business Corporations Act, these Articles, the Transaction, or otherwise to enable the holder’s Common Shares to be transferred pursuant to the Transaction or voted in favour of the Transaction and otherwise support the Transaction pursuant to the terms of the Transaction.

7. The Compulsory Sale Notice shall include the name and address of the buyer, the number of Common Shares owned by the buyer and the price to be paid for the Common Shares and shall be accompanied by the binding offer or definitive agreement from or with the buyer. The price to be paid for Common Shares in the event of an approved Transaction resulting in a Change of Control shall be a price equal to two or more times the issue price of the Class A Preferred Shares in the capital of the Company.

8. In the event a holder of Common Shares fails, within a period of 20 days of the date of the sending of the Compulsory Sale Notice by the Company, to execute or cause to be executed all such proxies, agreements and documents as may be necessary under the Canada Business Corporations Act, these Articles, the Transaction, or otherwise to enable the Common Shares held or controlled by the shareholder to be transferred pursuant to the Transaction or voted in favour of the Transaction as provided in these Articles, such Common Shares shall be deemed to have been transferred pursuant to the Transaction or voted in favour of the Transaction and, subject to the Canada Business Corporations Act, the shareholder’s rights shall thereafter be limited to receiving, upon surrender to the Company of the certificates representing the Common Shares endorsed for transfer and upon completion of all such proxies, agreements and documents as may be necessary under the Canada Business Corporations Act, these Articles, the Transaction or otherwise to enable the Common Shares held by the shareholder, to be transferred pursuant to the Transaction or voted in favour of the Transaction, the consideration payable for such Shares in accordance with Article 7 above or the terms of the Transaction, whichever is greater, provided that in the event that (i) the Company issues a notice to shareholders that the Transaction has been terminated or (ii) the Transaction is not completed within 150 days of the date of the Compulsory Sale Notice, all rights attaching to such Common Shares shall be restored.

9. For the purposes of Article 6 above, “Change of Control” shall mean, with respect to the Company, the occurrence of any of the following events: (i) a tender offer shall be made and consummated for the ownership of 50% or more of the outstanding shares; (ii) the Company shall sell or exclusively license all or substantially all of its assets to another Company which is not a wholly-owned subsidiary; (iii) any person(s) is or becomes the beneficial owner, directly or indirectly, of more than 50% of either the total economic value of the shares or the total voting power of the Company, provided that such person(s) shall be deemed to have “beneficial ownership” of all shares that any such person(s) have the right to acquire, whether such right is exercisable immediately or only after the passage of time; or (iv) a merger, consolidation, amalgamation, arrangement or similar transaction (regardless of whether the Company is a constituent company in such transaction) with respect to which persons who were beneficial owners of shares immediately prior to such transaction own less than 50% of the shares or 50% of the outstanding voting securities of the surviving or resulting company upon the completion of such transaction.

10. In the event the Company completes an initial public offering of Common Shares (an “IPO”) or the Common Shares are listed for trading on the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange or the Alternative Investment Market, or are quoted on the Nasdaq National Market or Nasdaq Small Cap Market ( any of such exchanges or markets, a Recognized Exchange”), Articles 6, 7, 8 and 9 above shall be of no further force or effect thereafter and shall be deemed to be repealed. For greater certainty, in the event that an IPO is completed or the Common Shares are listed or quoted on a Recognized Exchange, the Company shall have no right to require any holder of Common Shares to transfer all or any portion of the Common Shares held by them pursuant to a Transaction, nor shall it have the right to require any holder of Common Shares to vote all of the Common Shares held by them in favour of a Transaction, or require any holder of Common Shares to execute or cause to be executed all such proxies, agreements and documents as may be necessary under the Canada Business Corporations Act, these Articles, a Transaction, or otherwise for the purposes of enabling any holder’s Common Shares to be transferred pursuant to a Transaction or voted in favour of a Transaction and otherwise support a Transaction pursuant to the terms of such a Transaction. For greater certainty, the Company shall have no recourse under Articles 6, 7, 8 and 9 above against any holder of Common Shares for failing to execute or cause to be executed all such proxies, agreements and documents as may be necessary under the Canada Business Corporations Act, these Articles, a Transaction, or otherwise to enable the Common Shares held or controlled by the shareholder to be transferred pursuant to a Transaction or voted in favour of a Transaction that occurs following completion of an IPO or the listing or quotation of Common Shares on a Recognized Exchange.

CLASS A PREFERRED SHARES

DHX MEDIA LTD.

The rights, privileges, restrictions and conditions of the Class A Preferred Shares are as set out below.

ARTICLE 1

INTERPRETATION

1.1 Definitions

For purposes of these Class A Preferred Share provisions:

(a) “Aggregate Consideration” means:

(i) in respect of the issuance of Common Shares, an amount equal to the total consideration received by the Company for the issuance of such Common Shares; and

(ii) in respect of the issuance of Derivative Securities, an amount equal to the total consideration received by the Company for the issuance of such Derivative Securities plus the minimum amount of any additional consideration payable to the Company upon exercise, conversion or exchange of such Derivative Securities.

(b) “Board of Directors” means the board of directors of the Company.

(c) “Common Shares” means common shares in the capital of the Company.

(d) “Company” means DHX Media Ltd.

(e) “Company Redemption Date” has the meaning given to it in Section 7.2(c).

(f) “Company Redemption Notice” has the meaning given to it in Section 7.2.

(g) “Consideration Per Share” means:

(i) in respect of the issuance of Common Shares, the Aggregate Consideration divided by the number of Common Shares issued; and

(ii) in respect of the issuance of Derivative Securities, the Aggregate Consideration divided by the maximum number of Common Shares that would be issued if all such Derivative Securities were fully exercised, converted or exchanged for Common Shares.

(h) “Conversion Date” means the date on which the documentation set out in Section 5.6(a) is received by the Company.

(i) “Conversion Price” means the number determined in accordance with Article 6.

(j) “Derivative Securities” means:

(i) all shares and other securities that are directly or indirectly convertible into or exchangeable for Common Shares

(including the Class A Preferred Shares); and

(ii) all options, warrants and other rights to acquire Common Shares or securities directly or indirectly convertible into or exchangeable for Common Shares.

(k) “Fair Market Price” means, in respect of assets other than securities, their fair market value as determined in good faith by the Board of Directors in their sole discretion, and in respect of securities:

(i) if such securities are not subject to any statutory hold periods or contractual restrictions on transfer:

(A) if traded on one or more securities exchanges or markets, the weighted average of the closing prices of such securities on the exchange or market on which the securities are primarily traded over the 30-day period ending three days prior to the relevant date;

(B) if actively traded over-the-counter, the weighted average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three days prior to the relevant date; or

(C) if there is no active public market, the fair market value of such securities as determined in good faith by the Board of Directors in their sole discretion, but no discount or premium is to be applied to their valuation on the basis of the securities constituting a minority block or a majority block of securities; or

(ii) if such securities are subject to statutory hold periods or contractual restrictions on transfer, or both, the fair market value of such securities as determined by applying an appropriate discount, as determined in good faith by the Board of Directors in their sole discretion, to the value as calculated in accordance with Section l.l(k)(i), but if the Majority Holders object to any determination by the Board of Directors and notify the Board of Directors of such objection within ten days of receiving notice of such determination, the Company and the Holders will, within ten days following such ten-day period, jointly appoint a valuator that is a nationally recognized independent investment banking firm or business valuation firm to determine the fair market value. If the Company and the Holders cannot agree on the valuator within such time period, then the Company and the Holders will, within the next 10 days, jointly select an arbitrator to appoint such valuator, failing which an arbitrator may be appointed in accordance with Section 10 of the Arbitration Act, 1991 (Ontario), and such arbitrator will select the valuator who will determine the fair market value. The determination of the valuator of the fair market value is final and binding on the Holders and the Company, absent manifest error.

(l) “Going Public Event” means either:

(i) a Qualified IPO; or

(ii) a merger, amalgamation, plan of arrangement, take-over bid, reverse take-over, sale of all or substantially all of the assets of the Company or similar transaction involving the Company or its shareholders, where, in each such case, either:

(A) holders of shares of the Company representing at least two-thirds of the Common Shares (after giving effect to the deemed conversion of all Class A Preferred Shares into Common Shares at the then-applicable conversion rate):

(1) consent in writing to the transaction or approve the transaction by resolution at a meeting of shareholders of the Company; or

(2) tender their shares of the Company to such transaction; or

(B) Holders are entitled to receive shares of the surviving entity or purchaser and:

(1) such shares are listed for trading on the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange or the Alternative Investment Market or are quoted on the Nasdaq National Market or Nasdaq Small Cap Market; and

(2) each Holder at the time of such transaction (other than a principal of the Company or the surviving entity or purchaser within the meaning of NP 46-201 or an associate or affiliate of a principal of the Company or the surviving entity or purchaser under NP 46-201) who was a Holder on the Issuance Date is exempt from the escrow requirements under NP 46-201.

(m) “Holder Redemption Request” has the meaning given to it in Section 7.1.

(n) “Holders” means, at any time, the holders of all outstanding Class A Preferred Shares.

(o) “Initial Price” means Cdn$1.85.

(p) “Issuance Date” means the date on which the first Class A Preferred Shares are issued.

(q) “Liquidation Event” means:

(i) a voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company;

(ii) the amalgamation or merger of the Company with another corporation, or an arrangement, pursuant to which the holders of voting securities of the Company immediately prior to the transaction hold, immediately after such transaction, directly or indirectly, less than 50% of the voting power to elect directors of the corporation resulting from the transaction; or

(iii) a sale or lease of all or substantially all of the assets of the Company.

(r) “Majority Holders” means, as of the relevant time of reference, one or more Holders of record who hold collectively more than 60% of the outstanding Class A Preferred Shares.

(s) “NP 46-201” means National Policy 46-201 – Escrow for Initial Public Offerings of the Canadian Securities Administrators, as amended from time to time, or any rule or policy applicable in Ontario in replacement thereof.

(t) “Qualified IPO” means a firmly underwritten public offering of Common Shares in which:

(i) immediately following the closing, the Common Shares are listed for trading on the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange or the Alternative Investment Market or are quoted on the Nasdaq National Market or Nasdaq Small Cap Market;

(ii) the price per share is equal to or greater than 1.5 times the Initial Price (as adjusted for stock splits, stock consolidations, stock dividends and the like); and

(iii) either:

(A) the market capitalization of the Company immediately after the public offering is at least Cdn$40,000,000; or

(B) each Holder at the time of the public offering (other than a principal of the Company within the meaning of NP 46-201 or an associate or affiliate of a principal of the Company under NP 46-201) who was a Holder on the Issuance Date is exempt from the escrow requirements under NP 46-201.

(u) “Redemption Trigger Date” means the fifth anniversary of the Issuance Date.

(v) “Redemption Price” has the meaning given to it in Section 7.3.

(w) “Stock Split” means:

(i) the issuance of Common Shares as a dividend or other distribution on outstanding Common Shares;

(ii) the subdivision of outstanding Common Shares into a greater number of Common Shares; or

(iii) the combination or consolidation of outstanding Common Shares into a smaller number of Common Shares.

1.2 Consent of Holders

For purposes of these Class A Preferred Share provisions, where an action is to be taken by the Majority Holders, in addition to the requirements of applicable law, if any, such action may be taken if the Majority Holders:

(a) agree in writing; or

(b) pass a resolution to such effect at a duly constituted meeting of Holders, voting as a single class.

ARTICLE 2

VOTING RIGHTS

2.1 Entitlement to Vote

Each Holder is entitled to receive notice of and to attend all meetings of shareholders of the Company and to vote at such meetings, except meetings at which only holders of a specified class of shares ( other than Class A Preferred Shares) or specified series of shares are entitled to vote.

2.2 Number of Votes

Each Class A Preferred Share entitles the Holder to the number of votes per share equal to the number of Common Shares into which such Class A Preferred Share is convertible pursuant to these Class A Preferred Share provisions as of the record date for the determination of shareholders entitled to vote on such matter, or if no record date is established, the date such vote is taken or any written consent of shareholders is solicited.

2.3 Single Class

Except as otherwise provided in these Class A Preferred Share provisions or required by applicable law, the Holders will vote together with the holders of Common Shares and any other class of shares as a single class on all matters submitted to a vote of shareholders.

ARTICLE 3

DIVIDENDS

3.1 Entitlement to Dividends

The Holders are entitled to receive dividends if, as and when declared by the board of directors of the Company.

3.2 Priority of Dividends

No dividend or other distribution (other than a stock dividend giving rise to an adjustment under Section 6.5) will be paid, declared or set apart for payment in respect of any share of any other class unless a dividend is paid or declared and set apart for payment in respect of each outstanding Class A Preferred Share in an amount at least equal to the product of:

(a) the amount of dividends paid, declared or set apart for each share of any other class (calculated on an as-converted to Common Shares basis); and

(b) the number of Common Shares into which each Class A Preferred Share is then convertible.

ARTICLE 4

LIQUIDATION PREFERENCE

4.1 Payment on Liquidation Event

Upon the occurrence of a Liquidation Event, the Holders are entitled, in preference to the holders of the Common Shares or any shares of a class ranking junior to the Class A Preferred Shares, to be paid out of the assets of the Company available for distribution to holders of the Company’s capital stock (which, in the case of a merger, amalgamation or arrangement, consists of the assets distributed to holders of the Company’s capital stock in exchange for their capital stock in the Company, or the assets into which such capital stock is converted), an amount equal to two times the Initial Price for each Class A Preferred Share, together with all dividends declared and unpaid on the Class A Preferred Share.

4.2 Insufficient Assets

If all of the assets of the Company are insufficient to permit the payment in full to the Holders of all amounts to be distributed to them, then the assets of the Company available for such distribution are to be distributed rateably among the Holders, pari passu, in proportion to the full preferential amount each such Holder is otherwise entitled to receive.

4.3 Remaining Assets

After the payment referred to in Section 4.1 has been made in full to the Holders, or funds necessary for such payment have been set aside by the Company in trust for the exclusive benefit of such Holders so as to be available for such payment, any assets remaining available for distribution are to be distributed, subject to the rights, if any, of holders of any other class of shares to receive a portion of such remaining assets, rateably among the holders of Common Shares, and the Holders do not share in the distribution of those remaining assets.

4.4 Distribution Other than Cash

If a Liquidation Event occurs, and cash, securities or other assets are available for satisfaction of the payments to which the Holders are entitled upon such Liquidation Event, the Holders are entitled to a distribution of cash, securities or such other assets, or any combination of them, equal in value to the amount to which they are entitled. The value of the securities or other assets for this purpose is their Fair Market Value.

4.5 Notice

At least 45 days before the proposed date of a Liquidation Event (or such shorter period acceptable to the Majority Holders), the Company will deliver to the Holders written notice of the proposed Liquidation Event stating an estimated payment date, an estimate of the amount to which the Holders are entitled and the place where such payments are payable. Such notice shall be mailed to each Holder who at the date of mailing is a registered Holder addressed to each such Holder at such Holder’s address as it appears on the books of the Company or, in the event of the address of any such Holder not so appearing, then to the last known address of such Holder.

ARTICLE 5

CONVERSION

5.1 Optional Conversion Rights

The Class A Preferred Shares are convertible, at any time and from time to time at the option of the Holder and without payment of additional consideration, into Common Shares.

5.2 Automatic Conversion

The Class A Preferred Shares automatically convert into Common Shares upon the earlier of:

(a) the closing of a Going Public Event; or

(b) the approval of the Majority Holders in respect of such a conversion.

5.3 Conversion Rate

The number of Common Shares into which each Class A Preferred Share is convertible is equal to the quotient obtained by dividing the Initial Price by the Conversion Price, as adjusted from time to time in accordance with Article 6.

5.4 Time of Conversion

Conversion is deemed to be effected:

(a) in the case of an optional conversion, immediately prior to the close of business on the Conversion Date;

(b) in the case of automatic conversion pursuant to Section 5.2(a), immediately prior to the closing of the Going Public Event; and

(c) in the case of automatic conversion pursuant to Section 5.2(b), immediately following the approval of the Majority Holders.

5.5 Effect of Conversion

Upon the conversion of the Class A Preferred Shares:

(a) the rights of a Holder as a holder of the converted Class A Preferred Shares cease; and

(b) each person in whose name any certificate for Common Shares is issuable upon such conversion is deemed to have become the holder of record of such Common Shares.

5.6 Mechanics of Optional Conversion

(a) To exercise optional conversion rights under Section 5.1, a Holder must:

(i) give written notice to the Company at its principal office or the office of any transfer agent for the Common Shares:

(A) stating that the Holder elects to convert such shares; and

(B) providing the name or names (with address or addresses) in which the certificate or certificates for Common Shares issuable upon such conversion are to be issued;

(ii) surrender to the Company at its principal office or the office of any transfer agent for the Common Shares the certificate or certificates representing the shares being converted; and

(iii) where the Common Shares are to be registered in the name of a person other than the Holder, provide evidence to the Company (the sufficiency of which shall be in the sole discretion of the Company, acting reasonably) of proper assignment and transfer of the surrendered certificates to the Company, including evidence of compliance with applicable Canadian and United States securities laws and any applicable shareholder agreement.

(b) Within 10 days after the Conversion Date, the Company will issue and deliver to the Holder a certificate or certificates in such denominations as such Holder requests for the number of full Common Shares issuable upon the conversion of such Class A Preferred Shares, together with payment by way of a Company cheque in respect of any fractional Common Shares issuable upon such conversion.

5.7 Mechanics of Automatic Conversion

(a) Upon the automatic conversion of any Class A Preferred Shares into Common Shares, each Holder must surrender the certificate or certificates formerly representing that Holder’s Class A Preferred Shares at the principal office of the Company or the office of any transfer agent for the Common Shares.

(b) Upon receipt by the Company of the certificate or certificates, the Company will issue and deliver to such Holder, promptly at the address and in the name shown on the surrendered certificate or certificates, a certificate or certificates for the number of Common Shares into which such Class A Preferred Shares are converted, together with payment by way of a Company cheque in respect of any fractional Common Shares issuable upon such conversion.

(c) The Company is not required to issue certificates evidencing the Common Shares issuable upon conversion until certificates formerly evidencing the converted Class A Preferred Shares are either delivered to the Company or its transfer agent, or the Holder notifies the Company or such transfer agent that such certificates have been lost, stolen or destroyed, and executes and delivers an agreement to indemnify the Company from any loss incurred by the Company in connection with the loss, theft or destruction.

5.8 Fractional Shares

No fractional Common Shares will be issued upon conversion of Class A Preferred Shares. Instead of any fractional Common Shares that would otherwise be issuable upon conversion of Class A Preferred Shares, the Company will pay to the Holder a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per Common Share (as determined in a manner reasonably prescribed by the Board of Directors) at the time of conversion.

5.9 Partial Conversion

If some but not all of the Class A Preferred Shares represented by a certificate or certificates surrendered by a Holder are converted, the Company will execute and deliver to or on the order of the Holder, at the expense of the Company, a new certificate representing the number of Class A Preferred Shares that were not converted.

ARTICLE 6

CONVERSION PRICE

6.1 Initial Conversion Price

The initial Conversion Price is equal to the Initial Price and remains in effect until the Conversion Price is adjusted in accordance with the provisions of this Article.

6.2 Adjustments for Dilution

If, following the Issuance Date, the Company issues any additional Common Shares or Derivative Securities for Consideration Per Share that is less than the Conversion Price in effect immediately prior to such issuance, then the Conversion Price is adjusted so that, upon such issuance, the Conversion Price is equal to the Consideration Per Share of such Common Shares or Derivative Securities.

6.3 Additional Provisions Regarding Dilution

For purposes of Section 6.2:

(a) if a part or all of the consideration received by the Company in connection with the issuance of additional Common Shares or Derivative Securities consists of property other than cash, such consideration is deemed to have a value equal to its Fair Market Value;

(b) no adjustment of the Conversion Price is to be made upon the issuance of any Derivative Securities or additional Common Shares that are issued upon the exercise, conversion or exchange of any Derivative Securities if any such adjustment was previously made upon the original issuance of such Derivative Securities;

(c) any adjustment of the Conversion Price is to be disregarded if, and to the extent that, the Derivative Securities that gave rise to such adjustment expire or are cancelled without having been exercised, converted or exchanged, so that the Conversion Price effective immediately upon such cancellation or expiration is equal to the Conversion Price that otherwise would have been in effect immediately prior to the time of the issuance of the expired or cancelled Derivative Securities, with any additional adjustments as subsequently would have been made to that Conversion Price had the expired or cancelled Derivative Securities not been issued;

(d) if the terms of any Derivative Securities previously issued by the Company are changed (whether by their terms or for any other reason) so as to raise or lower the Consideration Per Share payable with respect to such Derivative Securities (whether or not the issuance of such Derivative Securities originally gave rise to an adjustment of the Conversion Price), the Conversion Price is adjusted as of the date of such change, so that the Conversion Price is equal to the Conversion Price at the time of the issuance of the Derivative Securities, adjusted for the issuance of such Derivative Securities after giving effect to the change, and with any additional adjustments as would subsequently have been made had the Derivative Securities been issued on the changed terms;

(e) the Aggregate Consideration received by the Company in respect of Derivative Securities is determined in each instance:

(i) as of the date of issuance of Derivative Securities without giving effect to any possible future price adjustments or rate adjustments that might be applicable with respect to such Derivative Securities and that are contingent upon future events; and (ii) in the case of an adjustment to be made as a result of a change in terms of any Derivative Securities, as of the date of such change; and

(f) no adjustment to the Conversion Price is to be made in any case in which such adjustment would otherwise result in the Conversion Price being greater than the Initial Price.

6.4 Excluded Transactions

No adjustment to the Conversion Price is to be made upon the issuance of:

(a) Common Shares in connection with a Going Public Event;

(b) Common Shares pursuant to a Stock Split (other than the adjustment set out in Section 6.5);

(c) Common Shares upon conversion of any Class A Preferred Shares;

(d) Common Shares upon exercise, conversion or exchange of Derivative Securities that are outstanding on the Issuance Date; or

(e) options to acquire Common Shares (and Common Shares issuable upon exercise of such options) issued in accordance with a stock option plan of the Company, or an amendment thereof, approved by the Majority Holders.

6.5 Adjustments for Stock Splits

After the Issuance Date, the Conversion Price is adjusted upon a Stock Split, automatically and simultaneously with the Stock Split, such that the Conversion Price is equal to the product obtained by multiplying the Conversion Price immediately before the Stock Split by a fraction:

( a) the numerator of which is the number of Common Shares issued and outstanding immediately before the Stock Split; and

(b) the denominator of which is the number of Common Shares issued and outstanding immediately after the Stock Split.

6.6 Adjustments for Capital Reorganizations

If, following the Issuance Date, the Common Shares are changed into the same or a different number of shares of any class or series of stock, whether by capital reorganization, reclassification or otherwise (other than in connection with a Liquidation Event), the Company will provide each Holder with the right to convert each Class A Preferred Share into the kind and amount of shares, other securities and property receivable upon such change that a holder of a number of Common Shares equal to the number of Common Shares into which such Class A Preferred Share was convertible immediately prior to the change is entitled to receive upon such change.

6.7 Adjustment upon Passage of Time

On the date that is:

(a) 11 months following the Issuance Date, the Conversion Price is adjusted by dividing the Conversion Price in effect immediately prior to such adjustment by 1.2;

(b) 24 months following the Issuance Date, the Conversion Price is adjusted by dividing the Conversion Price in effect immediately prior to such adjustment by 1.08333; and

(c) 36 months following the Issuance Date, the Conversion Price is adjusted by dividing the Conversion Price in effect immediately prior to such adjustment by 1.07692.

6.8 No Impairment

Except with the approval of the Majority Holders, the Company will not, by amendment of its memorandum or articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Article, but will at all times in good faith assist in the carrying out of all the provisions of Article 5 and this Article and in the taking of any action necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

6.9 Certificate as to Adjustments

In each case of an adjustment or readjustment of the Conversion Price, the Company will promptly furnish each Holder upon request with a certificate, prepared by the Company’s accountants, showing such adjustment or readjustment, and stating in reasonable detail the facts upon which such adjustment or readjustment is based.

6.10 Further Adjustment Provisions

If, at any time as a result of an adjustment made pursuant to this Article, a Holder becomes entitled to receive any shares or other securities of the Company other than Common Shares upon surrendering Class A Preferred Shares for conversion, the Conversion Price in respect of such other shares or securities will be adjusted after that time, and will be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Class A Preferred Shares contained in this Article, and the remaining provisions of these Class A Preferred Shares provisions apply on the same or similar terms to any such other shares or securities.

ARTICLE 7

REDEMPTION

7.1 Redemption at Request of Holders

If the Company receives a written request (the “Holder Redemption Request”) on or after the Redemption Trigger Date, from the Majority Holders requesting the redemption of Class A Preferred Shares held by them, the Company will, subject to Section 7.4, redeem all the Class A Preferred Shares in accordance with Section 7.5(a).

7.2 Redemption at Request of Company

At any time on or after the Redemption Trigger Date, the Company may deliver a notice (the “Company Redemption Notice”) to each Holder specifying:

(a) that the Company wishes to redeem the Class A Preferred Shares;

(b) that the Holder may exercise its option to convert such Holder’s Class A Preferred Shares pursuant to Section 5.1 prior to such redemption; and

(c) the date upon which the Class A Preferred Shares will be redeemed (the “Company Redemption Date”), which date must not be less than 20 days nor more than 30 days following the delivery of the Company Redemption Notice).

Upon the delivery of such Company Redemption Notice, the Company will, subject to applicable law, redeem all, but not less than all, of the Class A Preferred Shares in accordance with Section 7.5(b).

7.3 Redemption Price

The price payable to the Holders upon a redemption of each Class A Preferred Share (the “Redemption Price”) pursuant to Section 7.1 or Section 7.2 is equal to (i) 1.5 times the Initial Price and (ii) all dividends declared and unpaid on the Class A Preferred Shares.

7.4 Insufficient Funds

If the funds of the Company legally available for redemption of the Class A Preferred Shares pursuant to Section 7.1 are insufficient to redeem the total number of Class A Preferred Shares subject to redemption, those funds that are legally available will be used to redeem the maximum possible number of whole shares rateably among the Holders. The Class A Preferred Shares not redeemed remain outstanding and remain entitled to all rights and preferences otherwise provided in these Class A Preferred Shares provisions. As and when funds legally available for redemption of Class A Preferred Shares subsequently become available (as determined every three months after the date the Redemption Request is received by the Company), those funds will be used to redeem the maximum possible number of whole shares rateably among the Holders.

7.5 Redemption Mechanics

(a) In the case of a redemption pursuant to Section 7.1:

(i) Within 20 days following the date the Company receives the Redemption Request, the Company will deliver to each Holder a written notice that a Redemption Request has been received, which notice must specify the Redemption Price.

(ii) Within 20 days following the delivery of the Company’s notice pursuant to Section 7.5(a)(i) (or, if a valuator is appointed pursuant to Section l .l(k), within 20 days following the determination of the Fair Market Price of the Class A Preferred Shares by such valuator), and every three months following the date the Redemption Request is received by the Company for so long as Class A Preferred Shares remain outstanding, the Company will deliver to each Holder:

(A) a further notice setting out the Redemption Price, the aggregate funds legally available for redemption of the Class A Preferred Shares, and the number of Class A Preferred Shares of the Holder that the Company may redeem with such legally available funds, and including a statement that such number of Class A Preferred Shares that may be redeemed with such legally available funds are, by such notice, redeemed by the Company; and

(B) a certified cheque in an amount equal to the aggregate Redemption Price for the Class A Preferred Shares redeemed from such Holder.

(iii) Upon receipt by a Holder of the notice and the certified cheque referred to in Section 7.5(a)(ii), the number of Class A Preferred Shares redeemed pursuant to the notice are deemed to be immediately redeemed by the Company and, as of such time, the Holder is deemed no longer to be the holder of such redeemed Class A Preferred Shares.

(b) In the case of a redemption pursuant to Section 7.2:

(i) any Holder may elect to convert such Holder’s Class A Preferred Shares in accordance with Section 5.1 prior to the Company Redemption Date;

(ii) the Company will, on the Company Redemption Date, deliver to each Holder a certified cheque in an amount equal to the aggregate Redemption Price for the Class A Preferred Shares redeemed from such Holder (for greater certainty, not including any Class A Preferred Shares converted by a Holder prior to the Company Redemption Date); and

(iii) on the Company Redemption Date, but subject to receipt of the certified cheques referred to in Section 7.5(b)(i), all of the Class A Preferred Shares are deemed to be immediately redeemed by the Company and, as of such time, the Holder is deemed no longer to be the holder of such redeemed Class A Preferred Shares.

SCHEDULE /ANNEXE B

None.

SCHEDULE / ANNEXE C

None.

SCHEDULE / ANNEXE D

The corporation was incorporated as a company under the Companies Act (Nova Scotia) on February 12, 2004 as Slate Entertainment Limited. It changed its name to The Halifax Film Company Limited on April 20, 2004. It further changed its name to DHX Media Ltd. on March 17, 2006.

SCHEDULE / ANNEXE E

None.